Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Record First-Quarter Financial Performance at Six Flags
Adjusted EBITDA(1) Increases 13 Percent and Trailing Twelve Months Cash Earnings Per Share(2) Increases 28 Percent
GRAND PRAIRIE, Texas — April 22, 2015 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced double-digit growth in its first-quarter key performance metrics with a 16 percent growth in revenue and a 13 percent improvement in Adjusted EBITDA1. In the quarter the company reported $85 million of revenue, which represented an $11 million or 16 percent increase over the same quarter in 2014, and also generated a $5 million or 13 percent improvement in Adjusted EBITDA. Since most of the parks are not open during the first quarter, Adjusted EBITDA was a loss of $38 million, which was the company’s best ever first-quarter performance. Modified EBITDA3 for the twelve months ending March 31, 2015 was $483 million, an increase of $44 million or 10 percent compared to the twelve months ending March 31, 2014, and Modified EBITDA margin improved to a new industry high of 40.7 percent.
“Our 2015 season is off to an excellent start with record-high guest satisfaction scores, record-high profitability, and double-digit improvements in all key performance metrics, including a 53 percent growth in our Active Pass Base compared to the prior year period,” said Jim Reid-Anderson, Chairman, President and CEO. “We remain intently focused on building shareholder value by delivering an unprecedented sixth year in a row of record financial performance in 2015, and working toward achieving our long-term financial target of $600 million of Modified EBITDA by 2017.”
The strong revenue growth in the quarter was primarily driven by a 13 percent increase in attendance and a 3 percent increase in admissions per capita spending. Attendance in the first quarter grew to 1.6 million guests.
Total guest spending per capita for the first quarter was $43.82, which was essentially flat with the first quarter of 2014. Admissions per capita increased $0.83 or 3 percent to $25.84 and in-park spending per capita decreased $0.74 or 4 percent to $17.98. All of the revenue per capita comparisons to prior year were adversely impacted by foreign exchange translation and a higher mix of season pass and membership attendance, which puts downward pressure on revenue per capita. Six Flags Mexico represents a higher percentage of total company revenue in the first quarter and the Mexican Peso weakened versus the U.S. dollar by 13 percent from the first quarter of 2014. On a constant currency basis, in the first quarter admissions per capita increased $1.37 or 6 percent, and in-park spending per capita decreased $0.19 or 1 percent.
The loss per share for the first quarter was $0.75, compared to a loss per share of $0.64 in 2014, driven entirely by higher stock-based compensation expense. Loss before income taxes included $18 million in stock-based compensation charges in the first quarter of 2015 relating to both the actual achievement in 2014 and probable achievement in 2015 of certain targets of Project 500 — a long-term incentive compensation program established by the company’s board in August 2011. Excluding the Project 500 stock-based compensation charge, the loss per share for the quarter ended March 31, 2015 was $0.62, an improvement of 3 percent compared to the quarter ended March 31, 2014.
Cash Earnings Per Share2 for the twelve months ending March 31, 2015 was $2.78, and represented an increase of $0.61 or 28 percent as compared to the same period in the prior year.
As a result of continued strong sales of season passes and memberships, the company’s Active Pass Base, which includes all members and season pass holders, increased 53 percent from March 31, 2014 to March 31, 2015.
In the first quarter of 2015, the company invested $34 million in new capital, paid $49 million in dividends, or $0.52 per common share, and repurchased $8 million of its common stock. Net Debt4 as of March 31, 2015 was $1,458 million, which translates to a 3.3 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time today, April 22, 2015, the company will host a conference call to discuss its first quarter 2015 financial performance. The call is accessible either through the Six Flags Investor Relations website at www.sixflags.com/

investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through April 29, 2015.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(2)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards.

(3)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(4)	Net Debt represents total long-term debt, including current portion, and short-term bank borrowings less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended
(Amounts in thousands, except per share data)	March 31, 2015	March 31, 2014
Theme park admissions	$40,546	$34,710
Theme park food, merchandise and other	28,225	25,967
Sponsorship, licensing and other fees	11,442	8,178
Accommodations revenue	4,942	4,863
Total revenue	85,155	73,718
Operating expenses (excluding depreciation and amortization shown separately below)	83,362	81,628
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	32,280	28,975
Costs of products sold	7,185	6,243
Depreciation	26,137	27,029
Amortization	658	665
Stock-based compensation	22,307	5,359
Loss on disposal of assets	666	1,792
Interest expense, net	18,587	18,029
Other income, net	(72)	(190)
Loss before income taxes	(105,955)	(95,812)
Income tax benefit	(35,629)	(34,611)
Net loss	$(70,326)	$(61,201)

Weighted-average number of common shares outstanding - basic and diluted:	93,855	94,958

Net loss per average common share outstanding - basic and diluted:	$(0.75)	$(0.64)

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow for the three and twelve months ended March 31, 2015 and March 31, 2014:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net (loss) income	$(70,326)	$(61,201)	$104,909	$157,785
Income from discontinued operations	—	—	(545)	(549)
Income tax (benefit) expense	(35,629)	(34,611)	45,504	49,389
Other (income) expense, net	(72)	(190)	474	1,286
Loss on debt extinguishment	—	—	—	789
Interest expense, net	18,587	18,029	73,147	73,777
Loss on disposal of assets	666	1,792	4,734	9,301
Gain on sale of investee	—	—	(10,031)	—
Amortization	658	665	2,651	11,459
Depreciation	26,137	27,029	104,557	109,164
Stock-based compensation	22,307	5,359	156,986	25,296
Impact of Fresh Start valuation adjustments (2)	39	92	316	541
Modified EBITDA (3)	(37,633)	(43,036)	482,702	438,238
Third party interest in EBITDA of certain operations (4)	—	—	(38,012)	(39,057)
Adjusted EBITDA (3)	(37,633)	(43,036)	444,690	399,181
Cash paid for interest, net	(27,561)	(27,095)	(67,143)	(71,945)
Capital expenditures, net of property insurance recoveries	(33,859)	(42,120)	(99,549)	(107,373)
Cash taxes (5)	(3,835)	(4,430)	(16,177)	(12,790)
Free Cash Flow (6)	$(102,888)	$(116,681)	$261,821	$207,073

Weighted-average number of common shares outstanding — basic	93,855	94,958	94,205	95,217

Cash (Loss) Earnings Per Share	$(1.10)	$(1.23)	$2.78	$2.17

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data (1)

	As of
(Amounts in thousands)	March 31, 2015	December 31, 2014
Cash and cash equivalents (excluding restricted cash)	$16,348	$73,884
Total assets	2,480,428	2,534,919

Deferred income	98,939	71,598
Short-term bank borrowings	80,000	—
Current portion of long-term debt	6,303	6,301
Long-term debt (excluding current portion)	1,387,934	1,389,215

Redeemable noncontrolling interests	437,545	437,545

Total equity	124,588	223,895

Shares outstanding	94,867	92,938

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”) of which the Company purchased the noncontrolling interests from its partners in the Lodge in 2013). The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)
Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, which are less than wholly owned. The Company purchased the noncontrolling interests from its partners in the Lodge in 2013.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three to four years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.